UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2009

CARBON GREEN INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333 -136027

(Commission File Number)

20-4126700

(IRS Employer Identification No.)

421 9th Street, Manhattan Beach, CA 90266

(Address of principal executive offices and Zip Code)

(310) 720-9029

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 30, 2009, we entered into a share purchase agreement with CBp Carbon Industries Inc. and its wholly-owned subsidiary, Greenwood Commerce Ltd. Pursuant to the terms of the share purchase agreement, we have agreed to acquire all of the issued and outstanding common shares of Greenwood Commerce from CBp Carbon Industries in exchange for the issuance by our company to CBp Carbon Industries of one common share for each four CBp Carbon Industries common shares outstanding, for an aggregate of approximately 30,000,000 of our common shares, and one share purchase warrant for each four share purchase warrants of CBp Carbon Industries outstanding, for an aggregate of approximately 8,000,000 share purchase warrants, subject to the satisfaction or waiver of certain conditions precedent as set out in the share purchase agreement.

At the closing of the Agreement, Greenwood Commerce will hold the worldwide exclusive ownership rights to, among other things, a protected proprietary technology that converts the by-products of tire pyrolysis (heating in the absence of oxygen) into: (i) recovered steel; (ii) a #2 diesel equivalent oil, which can also be employed to generate green electricity in many countries; (iii) a patented nano-particle compound that is a tire industry-tested and accepted competitive substitute for commercial carbon black; and (iv) a clean-burning gas that can be used to provide power to the CBp Carbon Industries processing plants. In 2007, the CBp Carbon Industries technology was recognized by the European Union as the only tire recycling technology which met the goals of European Union legislation. CBp Carbon Industries has recently completed construction in Cyprus of its first commercial scale plant, a state-of-the-art commercial tire pyrolysis plant. Operations have commenced and the plant is currently in pre-production hot tests with production of commercial products. The plant is slated to enter continuous commercial operations in the first quarter of 2010. The share purchase agreement contemplates that, prior to the closing of the agreement, all of the assets of CBp Carbon Industries will be transferred to Greenwood Commerce as part of an inter-corporate reorganization in exchange for the issuance by Greenwood Commerce to CBp Carbon Industries of common shares of Greenwood Commerce.

The securities of our company to be issued to CBp Carbon Industries upon the closing of the share purchase agreement will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Securities Act of 1933. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from such registration requirements. A copy of the share purchase agreement is attached hereto as Exhibit 2.1.

Conditions Precedent to the Closing of the Share Purchase Agreement

The closing of the share purchase agreement is subject to the satisfaction of conditions precedent to closing as set forth in the share purchase agreement, including the following:

1.	no material adverse effect will have occurred with the business or assets of our company, CBp Carbon Industries or Greenwood Commerce since the effective date of the share purchase agreement;
2.	our company, CBp Carbon Industries and Greenwood Commerce will have received all third-party consents and approvals contemplated by the share purchase agreement;
3.	no suit, action or proceeding will be pending or threatened which would prevent the consummation of any of the transactions contemplated by the share purchase agreement;
4.	our company will be reasonably satisfied with our due diligence investigation of CBp Carbon Industries and Greenwood Commerce;
5.	the shareholders of CBp Carbon Industries will have approved the sale of the shares of Greenwood Commerce to our company; and
6.	Greenwood Commerce will have entered into management agreements with the present management of CBp Carbon Industries and employment agreements with certain employees of Greenwood Commerce.

Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent will not be satisfied, there is no assurance that our company will complete the share purchase as contemplated in the share purchase agreement.

Item 9.01 Financial Statements and Exhibits

2.1	Share Purchase Agreement dated November 30, 2009, among our company, CBp Carbon Industries Inc and Greenwood Commerce Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBON GREEN INC.

By:	/s/ David Brow
David Brow
President, Chief Executive Officer and
Chief Financial Officer

Dated: December 2, 2009